Exhibit 99.1

FOR IMMEDIATE RELEASE

Citadel Broadcasting Corporation Reports Record 2005 Third Quarter Results
  Third Quarter Net Revenues of $109.6 Million Up 2%
  Third Quarter Operating Income of $40.8 Million Compared to $6.1 Million in Prior Year Quarter
  Third Quarter Income Before Income Taxes of $35.2 Million Compared to a Loss of ($0.5) Million for the Prior Year Quarter
  Year-to-Date Net Revenues of $311.6 Million Up Over 3%
  Year-to-Date Station Operating Income Up Over 6%
  Shares Outstanding Down by Over 8% at September 30, 2005 Compared to September 30, 2004
  Year-to-Date Net Income of $53.9 Million and Basic EPS $0.45
Las Vegas, Nevada, November 3, 2005 - Citadel Broadcasting Corporation (NYSE:CDL) today reported its results for the third quarter of 2005.

September 30, 2005 - Third Quarter Results

Net revenues in the third quarter of 2005 were a record $109.6 million compared with $107.5 million in the third quarter of 2004, an increase of $2.1 million, or 2.0%. The increase in revenues was primarily due to higher revenues at the Company’s stations, including stations in Buffalo, NY, Modesto, CA and Baton Rouge, LA, offset by lower revenues in Lansing, MI, Reno, NV and Colorado Springs, CO. Net revenues in the third quarter of 2005 were affected by damage sustained at the Company’s stations in the New Orleans market as a result of Hurricane Katrina in August 2005. Excluding the New Orleans market, consolidated net revenues were up 3%.

Operating income for the third quarter of 2005 was $40.8 million compared to $6.1 million in the corresponding 2004 period, an increase of $34.7 million. The increase was primarily due to a decrease in depreciation and amortization expense. Also, the third quarter operating income for 2004 reflected a non-cash charge of approximately $16.4 million primarily due to the Company’s settlement with its previous national rep firm. Excluding this non-cash charge, the Company’s operating income for the third quarter of 2004 would have been approximately $22.5 million, resulting in an improvement in the 2005 third quarter of $18.3 million.

Station operating income (as detailed in the attached table, is generally defined as operating income plus depreciation and amortization, local marketing agreement fees, corporate general and administrative expenses, other, net and other non-cash expenses) was a record $50.0 million for the third quarter of 2005 compared to $48.3 million for the third quarter of 2004, an increase of $1.7 million, or 3.5%. Excluding the New Orleans market, station operating income would have increased by 3.9%.

Free cash flow (as detailed in the attached table, is generally defined as operating income (i) plus depreciation and amortization, other, net and non-cash expenses (ii) less net interest expense (excluding amortization of debt issuance costs), capital expenditures and cash taxes) was $38.4 million for the three months ended September 30, 2005 compared to $38.2 million for the three months ended September 30, 2004, an increase of $0.2 million, or 0.5%. Pursuant to the Company’s stock repurchase program, through September 30, 2005, the Company had purchased approximately 16.6 million shares of its common stock, including 8.9 million shares repurchased during the first nine months of 2005. Accordingly, shares outstanding as of September 30, 2005 were down to 117.2 million, a reduction of 8.4% when compared to 127.9 million shares outstanding as of September 30, 2004.

Farid Suleman, Chairman and Chief Executive Officer of Citadel Broadcasting Corporation, commented: “The Company reported record results for the first nine months of the year in spite of a difficult environment for the radio industry and the loss of revenue from our New Orleans stations.” Mr. Suleman added that “pursuant to the Company’s stock buy back program initiated in July of 2004, the Company has continued to use its free cash flow to repurchase approximately 16.8 million shares of its common stock for approximately $225.6 million. In addition to the continued stock repurchases, our Board of Directors has approved the payment of a quarterly dividend to common stockholders of $0.18 per share. The repurchase of its stock and the quarterly dividend underscore the Company’s commitment to enhance shareholder value.”

Net interest expense increased to $5.7 million for the quarter ended September 30, 2005 from $3.7 million for the quarter ended September 30, 2004, an increase of $2.0 million or 54.1%. The increase in net interest expense was due to an increase in outstanding borrowings and higher interest rates under the Company’s senior debt for the quarter ended September 30, 2005 as compared to the same period in 2004. The Company wrote off $3.0 million of deferred financing costs in the quarter ended September 30, 2004 due to the Company’s repayment of its previous senior debt with borrowings under its new senior debt. The new senior debt was completed in August 2004 and provides for $600 million in revolving loans through January 15, 2010.

Income tax expense for the quarter ended September 30, 2005 was $14.7 million (of which $13.9 million was non-cash) compared to an income tax benefit of $90.6 million (substantially all non-cash) for the quarter ended September 30, 2004, an increase of $105.3 million. The income tax benefit for the three months ended September 30, 2004 was primarily due to the recognition of the Company’s net operating loss carryforward for income tax purposes.

Net income for the quarter ended September 30, 2005 was $20.5 million, or $0.17 per basic share, as compared to $90.1 million, or $0.69 per basic share, for the same period in 2004. On a fully diluted basis, net income per share was $0.16 in the third quarter of 2005 compared to $0.62 in the third quarter of 2004. The prior year net income amount is primarily due to the income tax benefit discussed above. Excluding the benefit of the recognition of the Company’s net operating loss carryforward for income tax purposes in the third quarter of 2004, net loss for the 2004 third quarter would have been approximately $2.1 million, resulting in an improvement in the 2005 third quarter of $22.6 million.

September 30, 2005 - Year to Date Results

Net revenues for the nine months ended September 30, 2005 were a record $311.6 million compared with $301.7 million for the nine months ended September 30, 2004, an increase of $9.9 million, or 3.3%. The increase in revenues was primarily due to higher revenues at the Company’s stations, including stations in Buffalo, NY, Oklahoma City, OK and Modesto, CA, offset by lower revenues in Lansing, MI, Portland, ME and Syracuse, NY. The Company also benefited from acquisitions in Springfield, MA and Tuscaloosa, AL, offset by stations sold, as well as lower revenues associated with certain programming terminated at the beginning of the year.

Operating income was $108.4 million for the nine months ended September 30, 2005 compared to $14.6 million for the nine months ended September 30, 2004, an increase of $93.8 million. Operating income for the nine months ended September 30, 2004 reflected a non-cash charge of approximately $16.4 million primarily due to the Company’s settlement with its previous national rep firm. Excluding this non-cash charge, the Company’s operating income for the nine months in 2004 would have been approximately $31.0 million, resulting in an improvement in the 2005 period of $77.4 million. The remaining increase was primarily due to higher revenues and a decrease in depreciation and amortization expense and non-cash stock compensation expense, partially offset by higher operating expenses.

Station operating income (as detailed in the attached table, is generally defined as operating income plus depreciation and amortization, local marketing agreement fees, corporate general and administrative expenses, other, net and other non-cash expenses) was a record $136.6 million for the nine-month period ended September 30, 2005 compared to $128.1 million for the same period in 2004, an increase of $8.5 million, or 6.6%.

Free cash flow (as detailed in the attached table, is generally defined as operating income (i) plus depreciation and amortization, other, net and non-cash expenses (ii) less net interest expense (excluding amortization of debt issuance costs), capital expenditures and cash taxes) was $103.8 million for the nine months ended September 30, 2005 compared to $97.1 million for the nine months ended September 30, 2004, an increase of $6.7 million, or 6.9%. From July of 2004 through September 30, 2005, the Company had purchased approximately 16.6 million shares of its common stock, including 8.9 million shares repurchased during the first three quarters of 2005. Accordingly, shares outstanding as of September 30, 2005 were down to 117.2 million, a reduction of 8.4% when compared to 127.9 million shares outstanding as of September 30, 2004.

Net interest expense increased $1.7 million, or 12.7%, to $15.1 million for the nine months ended September 30, 2005 from $13.4 million for the same period in 2004. The increase in net interest expense was primarily due to the Company’s overall increase in outstanding borrowings under the senior debt and higher interest rates for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004, partially offset by the net effect of the repayment of $500.0 million of 6% subordinated notes on February 18, 2004 offset by the concurrent issuance of $330.0 million of 1.875% convertible subordinated notes. For the nine months ended September 30, 2004, the Company wrote off $3.0 million of deferred financing costs due to the Company’s repayment of its previous senior debt and $10.6 million of deferred financing costs as a result of the repayment of $500.0 million in 6% subordinated notes.

Income tax expense for the nine months ended September 30, 2005 was $39.5 million (of which $37.3 million was non-cash) compared to an income tax benefit of $73.2 million (substantially all non-cash) for the nine months ended September 30, 2004, an increase of $112.7 million. The income tax benefit for the nine months ended September 30, 2004 was primarily due to the recognition of the Company’s net operating loss carryforward for income tax purposes.

Net income for the first nine months of 2005 was $53.9 million, or $0.45 per basic share, as compared to $60.8 million, or $0.47 per basic share, for the same period in 2004, a decrease of $6.9 million, or 11.3%. On a fully diluted basis, net income per share was $0.42 for the nine months ended September 30, 2005, as compared to $0.44 for the nine months ended September 30, 2004. The prior year net income amount is primarily due to the income tax benefit discussed above. Excluding the benefit of the recognition of the Company’s net operating loss carryforward for income tax purposes in the third quarter of 2004, net loss for the nine month period in 2004 would have been approximately $12.5 million, resulting in an improvement in the nine month period in 2005 of $66.4 million.

Citadel Broadcasting Corporation is a radio broadcaster focused primarily on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 159 FM and 59 AM radio stations in 49 markets located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S.; fluctuations in interest rates; changes in industry conditions; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; technological changes and innovations; changes in governmental regulations and policies and actions of regulatory bodies; changes in tax rates; and changes in capital expenditure requirements. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net broadcasting revenue	$109,632	$107,524	$311,580	$301,726

Operating Expenses:
Cost of revenues	29,995	29,584	85,759	83,500
Selling, general and administrative	29,594	29,617	89,240	90,103
Corporate general and administrative	2,868	3,094	9,420	8,629
Non-cash stock compensation	279	863	879	3,463
Local marketing agreement fees	369	516	1,402	1,539
Depreciation and amortization	5,530	22,044	16,818	84,408
Non-cash charge related to contract obligations	-	16,449	-	16,449
Other, net	157	(781)	(379)	(953)
Operating expenses	68,792	101,386	203,139	287,138

Operating income	40,840	6,138	108,441	14,588

Non-operating expenses:
Interest expense, net, including amortization of debt
issuance costs of $459, $482, $1,379 and
$1,517, respectively	5,677	3,688	15,067	13,406
Write off of deferred financing costs due to
extinguishment of debt	-	2,966	-	13,615

Non-operating expenses, net	5,677	6,654	15,067	27,021

Income (loss) before income taxes	35,163	(516)	93,374	(12,433)
Income tax expense (benefit)	14,654	(90,582)	39,463	(73,246)

Net income	$20,509	$90,066	$53,911	$60,813

Net income per share - basic	$0.17	$0.69	$0.45	$0.47
Net income per share - diluted	$0.16	$0.62	$0.42	$0.44

Weighted average common shares outstanding:
Basic	117,582,093	130,672,414	120,804,344	130,201,684
Diluted	132,268,365	146,473,239	135,552,482	143,758,133

Selected Balance Sheet Data:
	September 30, 2005	December 31, 2004
	(Unaudited)
	(Amounts in thousands)
Cash and cash equivalents	$3,495	$948
Working capital	68,363	69,930
Total assets	2,331,870	2,315,698
Senior debt	333,000	286,000
Convertible subordinated notes	330,000	330,000
Total shareholders' equity	1,320,949	1,380,383

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

The following tables set forth the Company’s Station Operating Income for the three and nine months ended September 30, 2005 and 2004. The Company defines Station Operating Income as net income adjusted to exclude the following line items presented in its Statement of Operations: income tax expense, write off of deferred financing costs, net interest expense, other, net, depreciation and amortization, local marketing agreement fees, non-cash stock compensation, non-cash charge related to contract obligations and corporate general and administrative expenses.

Station Operating Income, among other things, is used by the Company’s management to evaluate the Company’s operating performance, to value prospective acquisitions, as the basis of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for the planning and forecasting of future periods. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view the performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since Station Operating Income is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Station Operating Income, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Station Operating Income excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of Station Operating Income to net income, the most directly comparable amount reported under GAAP.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Station operating income	$50,043	$48,323	$136,581	$128,123
Corporate General and Administrative	2,868	3,094	9,420	8,629
Non-cash stock compensation	279	863	879	3,463
Local Marketing Agreement fees	369	516	1,402	1,539
Other, net	157	(781)	(379)	(953)
Non-cash charge related to contract obligations	-	16,449	-	16,449
Operating income before depreciation & amortization	46,370	28,182	125,259	98,996
Depreciation and amortization	5,530	22,044	16,818	84,408
Operating income	40,840	6,138	108,441	14,588
Net interest expense	5,677	3,688	15,067	13,406
Write off of deferred financing costs due to extinguisment of debt	-	2,966	-	13,615
Income (loss) before income taxes	35,163	(516)	93,374	(12,433)
Income tax expense (benefit)	14,654	(90,582)	39,463	(73,246)
Net income	$20,509	$90,066	$53,911	$60,813

Free cash flow is defined as operating income (i) plus depreciation, amortization and non-cash stock compensation expense and other, net (ii) less net interest expense (excluding amortization of debt issuance costs), capital expenditures and cash taxes. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

As free cash flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. Free cash flow, as defined by the Company, excludes certain financial information when compared with operating income or loss, the most directly comparable GAAP financial measure, and users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of free cash flow to operating income or loss, the most directly comparable amount reported under GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Operating income	$40,840	$6,138	$108,441	$14,588
Plus
Depreciation and amortization	5,530	22,044	16,818	84,408
Non-cash charge related to contract obligations	-	16,449	-	16,449
Corporate non-cash stock compensation	279	863	879	3,463
Other, net	157	(781)	(379)	(953)
Minus
Net interest expense	(5,677)	(3,688)	(15,067)	(13,406)
Amortization of debt issuance costs	459	482	1,379	1,517
Capital expenditures	(2,337)	(2,686)	(6,070)	(6,981)
Cash taxes	(845)	(619)	(2,196)	(1,956)
Free cash flow	$38,406	$38,202	$103,805	$97,129

Contact: Citadel Broadcasting Corporation
        Patricia Stratford (702) 804-5200